As filed with the Securities and Exchange Commission on August 1, 2023

Registration No. 333-268481

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Reunion Neuroscience Inc.
(Exact Name of Registrant as Specified in its Charter)

Canada	Not Applicable
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

30 Duncan Street, Lower North Suite
Toronto, ON, Canada	M5V 2C3
(Address of Principal Executive Offices)	(Zip Code)

EQUITY COMPENSATION PLAN (Full titles of the plan)

Curtis Weber
Reunion Neuroscience Inc.
30 Duncan Street, Suite 401
Toronto, Ontario
Canada, M5V 2C3
Tel: (833) 222-0084
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Steve M. Cohen, Esq.
Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey
(609) 919-6600
(With copies to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE REGARDING DEREGISTRATION

This post-effective amendment relates to Registration Statement No. 333-268481 filed on November 18, 2022 (the “Registration Statement”) by Reunion Neuroscience Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) pertaining to the offering by the Registrant of 1,746,777 common shares of the Registrant (the “Shares”), pursuant to option awards, restricted share units, performance share units and/or dividend share units issuable under the Registrant’s Equity Compensation Plan.

On August 1, 2023, as a result of the completion of the transactions contemplated by the Arrangement Agreement, dated as of May 31, 2023, by and among the Registrant, 20231089 Parent, Inc. (the “Parent”), and the Parent’s wholly owned subsidiary, the Registrant was acquired by Parent. In connection therewith, on August 1, 2023, the Nasdaq Global Select Market filed a Form 25-NSE to report the delisting of the Shares from the Nasdaq Global Select Market and to deregister the Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Registrant intends to file a Form 15 with the SEC, requesting suspension of reporting obligations under Section 13 and 15(d) of the Exchange Act following the date hereof.

In connection with the foregoing, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking contained in the Registration Statement to remove from registration by means of this post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of its securities registered but unsold under the Registration Statement as at the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this post-effective amendment on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario on August 1, 2023.

REUNION NEUROSCIENCE INC.
(Registrant)

By	/s/ Gregory Mayes
Gregory Mayes
President and Chief Executive Officer

No other person is required to sign this post-effective amendment to the registration statements in reliance on Rule 478 of the Securities Act of 1933, as amended.